CONSENT OF COUNSEL

We hereby consent to the use of our name and the references to our firm under the caption “Legal Matters” included in or made a part of Post-Effective Amendment No. 66 to the Registration Statement of Homestead Funds, Inc. on Form N-1A under the Securities Act of 1933, as amended.

/s/ Ropes & Gray LLP
Ropes & Gray LLP

Boston, MA

April 28, 2017